SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                                               (Amendment No. ____)

Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [   ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

             Super 8 Motels II, Ltd., a California limited partnership
                (Name of Registrant as Specified In Its Charter)

                                      N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                  -------------------------------------------------------



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         4)       Proposed maximum aggregate value of transaction:


                  ------------------------------------------------------


         5)       Total fee paid:


                  ------------------------------------------------------


[X]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  $440

         2)       Form, Schedule or Registration Statement No.:

                  Schedule 14A

         3)       Filing Party:

                  Registrant

         4)       Dated Filed:

                  May 15, 1998

                                                 REVISED PRELIMINARY COPY




                              INFORMATION STATEMENT


                       PROPOSED ACTION BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                            SUPER 8 MOTELS II, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP


                                 June ____, 1998


                            SOLICITATION OF CONSENTS


         The limited partners (the "Limited Partners") of SUPER 8 MOTELS II, LTD., a California limited partnership (the "Partnership"), are being asked to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Property"), for a purchase price of $2,200,000, and the dissolution of the Partnership, which proposal is described hereinafter. If the proposal is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposal" below.)

         THE ENCLOSED FORM OF ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS (THE "CONSENT") IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND GROTEWOHL MANAGEMENT SERVICES, INC., THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP (THE "MANAGING GENERAL PARTNER"). This Information Statement and the enclosed Consent were first sent to the Limited Partners on or about June __, 1998.

         Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before July __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the proposal are given on an executed and returned Consent, Units so represented will be voted in favor of the proposal. The Managing General Partner will take no action with respect to the proposal addressed herein except as specified in the duly executed and returned Consents.

         The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the Managing General Partner, either in person or by telephone or telegram.

                            REASONS FOR THE PROPOSAL

         The Partnership was formed in 1979 and its motel property located in Santa Rosa, California opened for business during 1980.

         This Information Statement has been prepared to ask the Limited Partners to approve the sale of the Property for cash in the amount of the appraised fair market value of $2,200,000.

         It has always been the intention of the Partnership to liquidate the Property when it became apparent that the best interests of the Limited Partners would be served by doing so. The Managing General Partner has received inquiries over the years as to when the Property was to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Property. Conditions have changed, and the Managing General Partner believes that the Property should be sold now and the Partnership liquidated.


         During September and October 1997, Everest Properties II, LLC, a member of an affiliated group of entities which is the largest investor in the Partnership (the "Everest Group"), made an offer to purchase the Property and the motel properties of four other California limited partnerships as to which the Managing General Partner serves as general partner (the "GMS Partnerships"). The purchase price set forth in the October offer was $1,173,990, a price far below $2,200,000, the recent appraised value and the price offered in the current proposal. The Managing General Partner rejected the prior offer. Conflicts between the Everest Group and the Partnership resulted in lawsuits. Inasmuch as the Managing General Partner agreed with the Everest Group in principle that the Property should be sold, a settlement was reached whereby, among other things, the Managing General Partner agreed to take steps to sell the Property, and the lawsuits were dismissed.

         As discussed more fully below under "Appraisal of the Property/Fairness Opinion," the Property has been appraised by PKF Consulting, a highly-respected national hospitality industry specialist. Its conclusion is that the aggregate fair market value of the Property is $2,200,000, which is the proposed purchase price of the Property. The purchase price is to be paid in cash, and the net proceeds  thereof  will  be  distributed  in  accordance  with  the  Partnership
Agreement upon the close of the sales transaction and the concomitant dissolution of the Partnership. Termination of the Partnership will occur as soon as the winding up process can be completed.

         The Managing General Partner is recommending the approval of the transaction by the Limited Partners for the following reasons:

      The Managing General Partner believes that the sale value of the Property is now at the crest of a seller's market which may not last much longer. Although there can be no assurance that the Property's value will not increase over time, the Managing General Partner believes that within the next five years only modest increases in the Property's value can be expected to occur. This belief is substantiated by the appraisal. The
     Managing General Partner believes that now is the time to sell the Property.


      Although the motel is in good condition, it is almost 20 years old and has never been refurbished. If the Property is to be retained, it would be necessary for the Partnership to spend large sums for its refurbishment and modernization. The Managing General Partner believes that the funds for such expenditures would not be available from cash flow, if at all, without reducing future distributions.

      The Partnership's intention has always been to sell the Property when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Property permanently.

      The Managing General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. In this regard, the Managing General Partner believes it is important to understand that no true market exists for the sale of Units. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales or accept tender offers, at prices well below the correlative value of the underlying assets.


      The Property is proposed to be sold to the Buyer for $2,200,000, approximately $1,026,000 more than was offered for the Property in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Property as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered to the Partnership a fairness opinion, stating its opinion that the sales price is fair to the Partnership. The contract of sale between the Partnership and the Buyer provides for a closing of the sale on July 15, 1998 or within 30 days after approval of the sale by the Limited Partners, whichever occurs later. For these reasons, and because of the length of time that widespread marketing of the Property might take, the Managing General Partner has not actively marketed the Property for sale. There can, therefore, be no assurance that the proposed sale of the Property to the Buyer is at the highest price attainable for the Property.

      As of May 31, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $924.69 per Unit in the form of quarterly distributions. Upon the sale of the Property pursuant to the proposed transaction, the Limited Partners would receive total additional pretax distributions in the estimated amount of approximately $322 per Unit.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on the proposal.

         All Limited Partners as of the date action is taken on the proposal (the "Record Date") are entitled to notice of and to vote on the proposal. As of April 13, 1998 there were 7,000 Units outstanding and a total of 1,009 Limited Partners entitled to vote such Units. With respect to the proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval. There are no rights of appraisal or similar rights of dissenters with regard to the proposal to be voted upon.

         As of April 13, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

  Everest Lodging Investors, LLC            261 Units         3.73%
  Everest Madison Investors, LLC            343 Units         4.90%
                                            -----------------------
         Total                              604 Units         8.63%

Neither the Managing General Partner nor any of its affiliates are the beneficial owners of any Units.

         No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval of the proposal by a majority-in-interest of the Limited Partners, or (ii) July __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the proposal. However, Limited Partners are urged to return their Consents at the earliest practicable date.

         If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the action which is the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the proposal. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT


         Pursuant to Section 14.1(e) of the Partnership's Agreement of Limited Partnership (the "Partnership Agreement"), a majority-in-interest of the Limited Partners must approve or disapprove the sale in a single transaction of all or substantially all of the Partnership's properties. Because the Property constitutes all of the Partnership's properties (as discussed below under "The Property and the Partnership's Business"), the Managing General Partner and the Partnership are seeking the approval of the proposed sale of the Property by a majority-in-interest of the Limited Partners. If the proposal is approved by the Limited Partners but the proposed sale of the Property described herein is not consummated because one or more of the conditions precedent to the sale (see "Purchase Agreement") is not satisfied (excluding the condition precedent that the Limited Partners approve the proposed sale), the Managing General Partner will consider the Limited Partners' approval of the proposal set forth herein to constitute approval of any purchase offer for the Property if such purchase offer is reflected in an executed purchase agreement no later than January 31, 1999, is consummated no later than June 30, 1999, is for "all cash," and is for an amount equal to or greater than $2,200,000. If the Managing General Partner should receive more than one such purchase offer, it would accept the best offer, unless the Managing General Partner had already entered into a binding contract for a less favorable offer. However, notwithstanding the preceding, if prior to entering into a binding contract the Managing General Partner should receive one or more "all cash" purchase offers and also should receive one or more purchase offers in an amount greater than that set forth in the highest "all cash" offer but entailing the receipt by the Partnership of a promissory note for part of the purchase price, the Partnership would present all such offers to the Limited Partners for approval.

         In the event the Limited Partners do not approve the proposal, the Partnership will not proceed to implement the proposed sale of the Property.

                   THE PROPERTY AND THE PARTNERSHIP'S BUSINESS

         The Property consists of a leasehold interest in land located in Santa Rosa, California, the motel property constructed thereon by the Partnership, and the related personal property.

Narrative Description of Business

(a)      Franchise Agreements

         The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise obtained from Super 8 Management Corporation. In March 1988, Brown & Grotewohl, a California general partnership that is an Affiliate of the General Partner (the "Manager"), became sub-franchisor in the stead of Super 8 Management Corporation, another Affiliate of the General Partner. As of November 10, 1997, Super 8 Motels, Inc. had franchised a total of 1,619 motels having an aggregate of 98,000 guestrooms in operation. Super 8 Motels, Inc. is a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. Neither the Partnership nor the Managing General Partner has any interest in Hospitality Franchise Systems, Inc.

         The objective of the Super 8 Motel chain is to maintain a competitive position in the motel industry by offering to the public comfortable, no-frills accommodations at a budget price. Each Super 8 Motel provides its guests with attractively decorated rooms, free color television, direct dial telephone and other basic amenities, but eliminates or modifies other items to provide substantial cost reduction without seriously affecting comfort or convenience. Some of these savings are accomplished by reductions in room size, elimination of expensive lobbies, and by substantial economies in building construction.

         By the terms of each franchise agreement with Super 8 Motels, Inc., the Partnership pays monthly franchise fees equal to 4% of its gross room revenues (half of which is paid to the sub-franchisor) and contributes an additional 1% of its gross room revenues to a fund administered by Super 8 Motels, Inc. to finance the national reservation and promotions program.

(b)      Operation of the Motel

         Brown & Grotewohl, a California general partnership which is an affiliate of the Managing General Partner (the "Manager"), manages and operates the Partnership's motel. The Manager's management responsibilities include, but are not limited to, supervision and direction of the Partnership's employees having direct responsibility for the operation of the motel, establishment of room rates and direction of the promotional activities of the Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the motel staff and a centralized accounting staff, all of which work under the direction of the Managing General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with the motel, including all collections and all disbursements to be paid out of funds generated by motel operations or otherwise supplied by the Partnership.

         As of December 31, 1997, the Partnership employed a total of 18 persons, either full or part-time, at its motel, including five desk clerks, ten housekeeping and laundry personnel, two maintenance personnel, and one general manager. In addition, and as of the same date, the Partnership employed 11


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

persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and motel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)      Competition

         As discussed in greater detail below, the Partnership faces intense competition from motels of varying quality and size, including other budget motels which are part of nationwide chains and which have access to nationwide reservation systems.

Properties

         On January 8, 1980, the Partnership acquired by long-term lease a parcel of approximately three acres of unimproved land located at 2632 N.
Cleveland Avenue, Santa Rosa, California, adjacent to U.S. Highway 101. Effective May 1, 1981, the lease was amended to delete an area comprising approximately 32,600 square feet from the lease. A restaurant facility was subsequently built on this deleted portion.

         The term of the lease extends until August 31, 2015, with a possible extension of the term for up to an additional 15 years through exercise by the Partnership of three five-year renewal options. Base rental payments are subject to adjustment at three-year intervals to reflect changes in the Consumer Price Index. The base rent is $8,398 per month from September 1, 1997 through August 31, 2000. Such rent is net to the lessor of property taxes and assessments, utilities and other expenses relating to the land.

         In April 1980, construction of the Partnership's 100-room motel was commenced on the site. The motel opened for operations immediately after construction was completed on November 12, 1980.

         The lease provides that the improvements constructed by the Partnership on the leased premises will remain the property of the Partnership during the lease term but that upon expiration of the lease, title to any such improvements will pass to the lessor.

         The Partnership's motel achieved the following average occupancy rates and average room rates during the fiscal years ended September 30, 1997, 1996 and 1995:



                            1994 - 1995         1995 - 1996         1996 - 1997
                          -----------------------------------------------------

Average Occupancy Rate          54%                 53%                 60%
Average Room Rate              $42.33             $44.49              $45.65



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




         The following existing lodging facilities provide direct or indirect competition to the Partnership's Santa Rosa motel:

                                                     Approximate
                                                     Distance From
                              Number Of              Partnership's
Facility                      Rooms                  Motel
-------------------------------------------------------------------------------
Motel 6                       100                    Adjacent
Motel 6                       119                      0.5 Mile
Los Robles Inn                 90                      0.5 Mile
Sandman Motel                 112                      0.5 Mile
Ramada Inn                     50                      0.5 Mile
Holiday Inn Express            95                      1.0 Mile
Days Inn                      160                      1.5 Miles
TraveLodge                     60                      2.0 Miles
Best Western Garden Inn       100                      3.0 Miles


         The Santa Rosa motel draws its business from a variety of sources, including corporate travelers, vacationers and tourists, convention attendees and sports teams. The Santa Rosa motel has no single customer the loss of which would have a materially adverse effect on the motel's operations.

                               PURCHASE AGREEMENT


         On April 30, 1998, the Partnership entered into an agreement to sell the Property to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $2,200,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on June 10, 1998.

         The following paragraph is based on information provided by the Buyer. The Buyer is a California corporation formed in 1992. All of its stock has been owned since its inception equally by William R. Dixon, Jr., Herbert J. Jaffe, John L. Wright and John F. Dixon. Management and control persons of the Buyer consist of its stockholders. The Buyer and its related entities, including Pacific Management Group, Inc., NCM Management Ltd. and Capital Concepts Investment Corp., are and have been involved in many business transactions, including the ownership and asset or property management of real estate assets. (The owners, management and the control persons of such related entities are two or more of the owners of the Buyer.) In many instances, the real estate assets were or are owned by limited partnerships or limited liability companies formed and syndicated by the Buyer or its related entities for the specific purpose of owning such assets. The form of an entity owning real estate assets is typically dictated by investors and/or lenders. In like fashion, it is anticipated that a nominee of the Buyer, which would be a limited liability company, would actually purchase the Property instead of the Buyer. It is currently anticipated that the members of such limited liability company would be two other limited liability companies, one of which would be formed and syndicated by the Buyer and the other of which would be formed and wholly-owned by Mark Grotewohl. In such event, Mark Grotewohl would be entitled to up to a 50% indirect interest in the owner of the Property, and in some way is expected to share in the management and control of the owner of the Property and/or the management of the Property. Mr. Grotewohl's ultimate rights and obligations are the subject of current negotiation between him and the Buyer.

         Mark Grotewohl is the son of Philip Grotewohl, the owner of 50% of the stock of the Managing General Partner. He was employed until recently as the marketing and sales director for the five GMS Partnerships. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership, an Affiliate of the Partnership as defined in its Partnership Agreement. Under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partners. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities or another person, (iii) any officer, director or partner of any person, and (iv) if the person is an officer, director or partner, any company for which such person acts in any such capacity.) The Managing General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership or the General Partners, because Mark Grotewohl neither (i) possesses the power to direct or cause the direction of the management and policies of the Partnership or the General Partners, and therefore does not control the Partnership or the General Partners, (ii) owns any voting securities in the Partnership or the General Partners, nor (iii) serves as an officer, director or partner of the General Partners or the Partnership.

         The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other partnerships do not approve the sale of their respective properties to the Buyer, the Buyer has the right and option not to proceed with the proposed purchase of the Property from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Property or the motel properties of the other GMS Partnerships, has not listed the Property or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Property or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the General Partner has received for the Properties or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.


         There are a number of significant conditions to the consummation of the proposed sale of the Property; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Property; the absence of any damage or loss to the Property prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998; the Buyer's receipt prior to June 30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Property, provided that the deadline may be extended upon request of the Buyer for up to 15 days; and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor. The Managing General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

         The Buyer will deposit the sum of $11,000 into escrow on the later of the expiration of the Buyer's inspection period referred to above or the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Property. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

         The Partnership and the Buyer will share closing costs. The Managing General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $82,500. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

General

         The consummation of the proposed sale of the Property and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General Partners:

(i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Property as described below.

(ii) The Limited Partners and the General Partners are expected to realize the Federal income tax consequences as described below.

(iii) All of the Partnership's assets will be liquidated and the Partnership will be dissolved and terminated.

         The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSAL. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

         The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Property is sold for a gross sales price of $2,200,000. This summary has been prepared by the Managing General Partner.

         If the proposed transaction is consummated on September 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                            $2,200,000

Less: Real estate commission                    (60,500)
      Estimated escrow and closing costs        (22,000)
                                             -----------

Net proceeds of sale                         $2,117,500

         The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $7,935.43 each. The Partnership's minimum lease payment for its leasehold interest is $8,398 per month. Accordingly, if the proposed transaction is consummated, the actual date of consummation will determine whether there is a credit to the Partnership for prorated lease payments and/or a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

         The net proceeds of $2,117,500 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of $302.50 per Unit based on a closing date of September 30, 1998, would be distributed entirely to the Limited Partners. The Partnership's cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Property through the date of sale and the operation and winding-up of the Partnership through its termination, and the balance, estimated to be $139,000 or $19.81 per Unit, also would be distributed entirely to the Limited Partners. Alternatively, if the proposed sale is not approved, the Partnership would continue to operate the Property for an indeterminate period pending receipt of another purchase offer which is acceptable to the Limited Partners. The Managing General Partner estimates that if the Property is not sold the Partnership will make average annual distributions to the Limited Partners of from zero to $210,000 ($30.00 per Unit) for the foreseeable future. However, there can be no assurance that the Managing General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

         (a) General. The following is a summary of the Federal income tax consequences expected to result from consummation of the proposed transaction based on the Internal Revenue Code of 1986, as amended (the "Code"), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

         Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

         (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

         The Property should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Property is "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

         A Limited Partner's allocable share of Section 1231 gain from the sale of the Property would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

         Long-term  gain on sale of Section  1231  property is taxed as follows:
(i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

         Set forth below are the Managing General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Property is consummated, based on an assumed closing date of September 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Property or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.

                                         Portion
                     Total               Taxed As       Portion        Portion
                     Estimated           Ordinary       Taxed At       Taxed At
                     Gain                Income         25% Rate       20% Rate
                      ------------------------------------------------------

Limited Partners    $1,628,000           $27,000     $1,294,000      $307,000

General Partner         16,000                 0         13,000         3,000
                        ------              ----         ------         -----

Total               $1,644,000           $27,000     $1,307,000      $310,000
                     =========            ======      =========       =======

Per Unit               $232.57             $3.86        $184.86        $43.86
                        ======              ====         ======         =====




         Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the Managing General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $1,641,000, of which approximately $16,000 and $1,625,000 would be allocated to the General Partners and to the Limited Partners, respectively.

Dissolution of the Partnership

         Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all of the Partnership property and the conversion into cash of any proceeds of sale originally received in a form other than cash.

         If the proposal is approved by a majority-in-interest of the Limited Partners, and if the proposed sale of the Property is consummated, the Partnership will be dissolved, the Managing General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The Managing General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

                   APPRAISAL OF THE PROPERTY/FAIRNESS OPINION

         The appraisal of the Property, dated February 20, 1998, was prepared by PKF Consulting, San Francisco, California, and indicates that the current fair market value as of January 1, 1998 was $2,200,000. PKF Consulting was selected by the Managing General Partner based on its expertise in appraising hotel and motel properties in the State of California. PKF Consulting also prepared appraisals of the motel properties of the other GMS Partnerships.

     The appraised value of the Property was determined through the use of two methodologies: the sales comparison approach and the income capitalization approach.

         No limitations were imposed by the Managing General Partner on the appraiser's investigation.

         Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinion of value stated therein is subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Property.

         Neither the appraiser, nor any of its affiliates, has had any prior relationship with the Partnership, the Managing General Partner or any of their affiliates other than as an appraiser of the Property and the properties of the other GMS Partnerships and no future relationship other than as an appraiser is contemplated.

         The Partnership has also received an opinion from PKF Consulting to the effect that the terms of the proposed sale are fair and equitable from a financial standpoint to the Limited Partners.

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

         Following are selected financial data of the Partnership for the period from October 1, 1992 to September 31, 1997.

                           Year Ended      Year Ended        Year Ended       Year Ended        Year Ended
                           September 30,  September 30,     September 30,    September 30,     September 30,
                              1997            1996              1995             1994               1993
                           ------------   ------------      ------------     ------------      -------------

Guest room income            $995,707        $856,246          $829,326        $808,505          $828,804
Net income (loss)            $213,399        $101,430           $31,089        $(31,564)         $(88,213)

Per Partnership Unit:
  Cash distributions           $60.50           $3.00              ----            ----              ----
  Net income (loss)            $30.18          $14.35             $4.40          $(4.46)          $(12.48)

                           September 30,  September 30,    September 30,    September 30,    September 30,
                                1997          1996              1995            1994              1993
                           ------------   ------------     ------------     -------------    -------------
Total assets               $1,067,776      $1,268,224        $1,172,917      $31,122,106      $1,158,408
Long-term debt                   ----           ----              ----              ----            ----

Management's Discussion and Analysis of Financial Condition and Results of Operations

I.       Fiscal Year Financial Statements

(a)      Liquidity and Capital Resources

         The Managing General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to satisfy its cash needs, is adequate. The Partnership's primary source of liquidity is its cash flow from operations. The Partnership had, as of September 30, 1997, current assets of $486,052, current liabilities of $108,806 and, therefore, an operating reserve of $377,246. The Managing General Partner's reserves target is 5% of the adjusted capital contributions, which are approximately $3,494,317. Current reserves are above this $174,716 required reserve.

         The Partnership's motel property is unencumbered. Although no assurance can be had in this regard, the Managing General Partner believes that the Partnership's equity in its property provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

         During fiscal year 1997, the Partnership expended $61,087 on renovations and replacements, $43,159 of which was capitalized. Included in these amounts was $28,669 for guest room and corridor carpeting, $8,024 for a replacement washing machine, $4,459 for six replacement room air-conditioning units and $3,660 for furniture refurbishment.

         During fiscal year 1996, the Partnership expended $57,971 on renovations and replacements, $36,984 of which was capitalized. Included in the capitalized items were $11,148 for a replacement central office computer, $8,149 for a replacement washing machine, $6,817 for new backflow devices required by the City of Santa Rosa under the EPA's administration of the Clean Water Act, $6,088 for replacement room carpets, $2,577 for a replacement clothes dryer and $2,205 for replacement television sets. The non-capitalized renovations of $20,988 included expenditures for lamps and light fixtures, drapes, air-conditioning units, mattresses, chairs, outside building trim repairs and landscaping.

         The Partnership currently has no material commitments for capital expenditures, other than parking lot repairs. The Property is in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the Property is not sold the Managing General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the Property is retained adequate working capital is expected to be generated by motel operations.

(b)      Results of Operations

(i)      Overall Financial Results

     During fiscal year 1997 as compared to fiscal year 1996, the Partnership achieved a $143,084 or 16.1% increase in total income. This increase was due primarily to a $139,461 or 16.3% increase in guest room revenue. The increased room revenue is discussed under the Santa Rosa Motel caption below.

     During fiscal year 1996 as compared to fiscal year 1995, the Partnership achieved a $38,502 or 4.5% increase in total income, due primarily to a $26,920 or 3.2% increase in guest room revenue. The increased room revenue is discussed under the Santa Rosa Motel caption below.

     During fiscal year 1997 as compared to fiscal year 1996, the Partnership experienced a $31,115 or 3.9% increase in total expenses. This increase is related to increased property occupancy and is discussed below.

     During fiscal year 1996 as compared to fiscal year 1995, the Partnership achieved a $31,839 or 3.9% reduction in total expenses, due primarily to the $25,548 or 3.7% reduction in motel operating expenses. This decrease in motel operating expenses is discussed below.

(ii)     Santa Rosa Motel

         The following is a comparison of operating results of the Partnership's Santa Rosa motel for the fiscal years ended 1995, 1996 and 1997:

                                 Average            Average
                                Occupancy             Room
Twelve months ended:              Rate                Rate
-----------------------------------------------------------------------
September 30, 1995               53.7%              $42.33
September 30, 1996               52.6%              $44.49
September 30, 1997               59.8%              $45.65


                                                                       Total
                                             Expenditures        Partnership
                               Total             And Debt               Cash
Twelve months ended:        Revenues              Service          Flow  (1)
------------------------------------------------------------------------------
September 30, 1995          $850,781            $752,705             $98,076
September 30, 1996          $889,283            $733,042            $156,241
September 30, 1997        $1,032,367            $771,215            $261,152

         (1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, it is the best indicator of the annual change in the amount, if any, available for distribution to the Limited Partners. This calculation is reconciled to the financial statements in the following table.

        A reconciliation of Partnership Cash Flow (included in the chart above) to Net Income as shown on the Statements of Operations (in the audited financial statements) is as follows:

                                       1995              1996             1997
                                 ----------------------------------------------
Partnership Cash Flow                $98,076         $156,241          $261,152
Additions to Fixed Assets             28,974           36,964            43,159
Depreciation and Amortization        (97,047)         (91,815)          (90,581)
Other Items                            1,086               40              (331)
                                 ==============================================
Net Income                           $31,089         $101,430          $213,399
                                 ==============================================

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel achieved an increase in its guest room revenue through increases in both its average room rate and its occupancy rate. The occupancy rate increased from 52.6% to 59.8%. The average room rate increased from $44.49 to $45.65. These two increases resulted in the $143,084 or 16% increase in total revenue. The Santa Rosa motel achieved its largest increased revenue from the leisure-market segment with the next largest increase from the corporate segment.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's motel achieved an increase in total revenue of $38,502 or 4.5% from an increase in its average daily room rate. This increase in revenue was partially offset by a decrease in overall room demand. This result was achieved by selling more rooms to the higher-priced leisure market segment and fewer rooms to the corporate, government, group and discount-market segments.

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel experienced a $38,173 or 5.2% increase in total expenditures which is due primarily to the increase in occupancy. The increased expenditures included $14,411 in room attendant wages, $6,973 in increased franchise fees and advertising costs and $7,250 in appraisal costs.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's Santa Rosa motel achieved a reduction of $19,663 or 2.6% in total expenditures and debt service. The Partnership's motel achieved reductions of $20,880 in expenditures for renovations and additions to fixed assets, and $5,241 in front desk wages and salaries, which were partially offset by a $7,264 increase in utility costs.

II.      Interim Financial Statements

(a)      Liquidity and Capital Resources

         As of March 31, 1998 the Partnership's current assets of $308,117 exceeded its current liabilities of $145,086, providing an operating reserve of $163,031. The Managing General Partner's reserves target is 5% of adjusted capital contributions, or $174,716.

         The Partnership expended $22,762 on renovations and replacements during the six months ended March 31, 1998, of which $6,391 was capitalized. The expenditures included $7,995 for exterior painting, $6,521 for guestroom carpet and vinyl, $3,899 for replacement lamps and $1,919 for replacement televisions.

(b)      Results of Operations

         Total Partnership income decreased $20,544 or 5.0% for the first two quarters of fiscal year 1998 as compared to the first two quarters of fiscal year 1997. Guest room revenue decreased $16,066 or 4.1% due to a decrease in the average occupancy rate from 52.8% to 45.6%. Such decrease was partially offset by an increase in the average room rate from $41.12 to $45.71. The motel experienced decreased occupancy in the leisure and corporate market segments and increased occupancy in the discount segment.

         Total Partnership expenses increased $143,545 or 36.2% primarily due to increases in the minimum wage, increases in franchise fees and management fees, and increases in legal, appraisal and other costs associated with the proposed sale of the Property and the liquidation of the Partnership.

Other Financial Information

         Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership. Moreover, the Managing General Partner is unaware of any "Year 2000" problems which could impact the Partnership's operations.

                              FINANCIAL STATEMENTS

                                       for

                              INFORMATION STATEMENT

                                       of

                             SUPER 8 MOTELS II, LTD.


                                  June __, 1998

                          INDEX TO FINANCIAL STATEMENTS


SUPER 8 MOTELS II, LTD.                                                    Page

INDEPENDENT AUDITORS' REPORT ...........................................   F-1

FINANCIAL STATEMENTS:
Balance Sheets, September 30, 1997 and 1996.............................   F-2
Statements of Operations for the Years Ended
     September 30, 1997, 1996 and 1995..................................   F-3
Statements of Partners' Equity for the Years
     Ended September 30, 1997, 1996 and 1995............................   F-4
Statements of Cash Flows for the Years Ended
     September 30, 1997, 1996 and 1995..................................   F-5
Notes to Financial Statements...........................................   F-7


Balance Sheets, March 31, 1998 and September 30, 1997 (Unaudited).......   F-12
Statements of Operations for the Three Months and
     Six Months Ended March 31, 1998 and 1997 (Unaudited)...............   F-13
Statement of Partners' Equity for the Six Months
     Ended March 31, 1998 and 1997 (Unaudited)..........................   F-14
Statements of Cash Flows for the Six Months
     Ended March 31, 1998 and 1997 (Unaudited)..........................   F-15
Notes to Financial Statements...........................................   F-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Partners
Super 8 Motels II, Ltd.

We have audited the  accompanying  balance  sheets of Super 8 Motels II, Ltd., a
California limited partnership, as of September 30, 1997 and 1996 and the related statements of operations, partners' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super 8 Motels II, Ltd. as of September 30, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

VOCKER KRISTOFFERSON AND CO.

December 4, 1997
San Mateo, California







e-super6/s8297fs.wp8.wpd




                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           September 30, 1997 and 1996

                                     ASSETS
                                                              1997                      1996
                                                         ------------                ---------
Current Assets:
   Cash and temporary investments (Notes 1 and 3)            $459,098                 $614,405
   Accounts receivable                                         17,937                    9,323
   Prepaid expenses                                             9,017                   21,662
                                                            ---------              -----------
      Total Current Assets                                    486,052                  645,390
                                                             --------              -----------

Property and Equipment (Notes 2 and 7):
   Capital improvements                                        34,947                   34,947
   Building                                                 1,845,878                1,845,878
   Furniture and equipment                                    524,159                  497,661
                                                           ----------              -----------
                                                            2,404,984                2,378,486
   Accumulated depreciation and amortization               (1,834,078)              (1,759,327)
                                                            ---------               ----------
      Property and Equipment, Net                             570,906                  619,159
                                                           ----------              -----------

Other Assets (Note 2):
   Deposit of federal income tax                               10,818                    3,675
                                                          -----------             ------------

         Total Assets                                      $1,067,776               $1,268,224
                                                           ==========               ==========

                                         LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
   Accounts payable and accrued liabilities               $   105,071              $    97,413
   Due to related parties (Note 4)                              3,735                    1,740
                                                         ------------             ------------
      Total Liabilities                                       108,806                   99,153
                                                          -----------              -----------


Contingent Liabilities and Lease Commitment (Notes 4 and 5)         -                        -

Partners' Equity:
   General Partners                                            49,493                   47,359
   Limited Partners                                           909,477                1,121,712
                                                             --------               ----------
      Total Partners' Equity                                  958,970                1,169,071
                                                             --------               ----------

            Total Liabilities and Partners' Equity         $1,067,776               $1,268,224
                                                           ==========               ==========



    The accompanying notes are an integral part of these financial statements




                                              SUPER 8 MOTELS II, LTD.
                                        (A California Limited Partnership)
                                             STATEMENTS OF OPERATIONS


                                                                                Years Ended September 30:
                                                               1997                 1996                     1995
                                                           ------------         ------------              --------

Income:
   Motel room                                                  $995,707             $856,246              $829,326
   Telephone and vending                                         14,913               14,721                10,260
   Interest                                                      16,818               17,236                10,068
   Other                                                          4,929                1,080                 1,127
                                                             ----------            ---------             ---------
         Total Income                                         1,032,367              889,283               850,781
                                                              ---------             --------              --------


Expenses:
   Motel operations (exclusive of depreciation
      shown separately below) (Notes 4 and 6)                   684,677              662,519               688,067
   General and administrative (exclusive of
      depreciation shown separately below) (Note 4)              43,710               33,519                34,578
   Depreciation and amortization (Note 2)                        90,581               91,815                97,047
                                                               --------             --------              --------
      Total Expenses                                            818,968              787,853               819,692
                                                               --------             --------              --------

      Net Income                                               $213,399             $101,430               $31,089
                                                               ========             ========               =======



Net Income Allocable to General Partners                         $2,134               $1,014                  $311
                                                                 ======               ======                  ====

Net Income Allocable to Limited Partners                       $211,265             $100,416               $30,778
                                                               ========             ========               =======

Net Income Per Partnership Unit (Note 1)                         $30.18               $14.35                 $4.40
                                                                 ======               ======                 =====

Distributions to Limited Partners
   Per Partnership Unit (Note 1)                                 $60.50                $3.00             $       -
                                                                 ======                =====                ======


    The accompanying notes are an integral part of these financial statements

                                       F-3




                                              SUPER 8 MOTELS II, LTD.
                                        (A California Limited Partnership)
                                          STATEMENTS OF PARTNERS' EQUITY


                                                                            Years Ended September 30:

                                                                1997                 1996                  1995
                                                             ----------           ----------            -------

General Partners:
   Balance, beginning of year                              $    47,359          $    46,345            $    46,034
      Net income                                                 2,134                1,014                    311
                                                          ------------            ---------           ------------
         Balance, End of Year                                   49,493               47,359                 46,345
                                                          ------------             --------            -----------


Limited Partners:
   Balance, beginning of year                                1,121,712            1,042,296              1,011,518
      Net income                                               211,265              100,416                 30,778
       Distributions to limited partners                      (423,500)             (21,000)                     -
                                                          ------------          -----------            -----------


         Balance, End of Year                                  909,477            1,121,712              1,042,296
                                                          ------------           ----------             ----------


         Total Partners' Equity                               $958,970           $1,169,071             $1,088,641
                                                              ========           ==========             ==========




    The accompanying notes are an integral part of these financial statements



                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS


                                                                           Years Ended September 30:

                                                                1997                1996                  1995
                                                           ------------        -------------         ---------

Cash Flows From Operating Activities:
    Received from motel operations                          $1,007,202             $880,407              $840,465
    Expended for motel operations and
     general and administrative expenses                      (712,901)            (679,215)             (704,198)
    Interest received                                           16,551               17,338                 8,172
                                                             ---------            ---------             ---------
        Net Cash Provided by
            Operating Activities                               310,852              218,530               144,439
                                                              --------             --------              --------


Cash Flows From Investing Activities:
    Purchases of property and equipment                        (43,159)             (36,984)              (28,974)
    Proceeds from sale of equipment                                500                   20                     -
                                                            ----------           ----------              --------
        Net Cash Used by
            Investing Activities                               (42,659)             (36,964)              (28,974)
                                                              ---------            ---------             ---------


Cash Flows From Financing Activities:
    Distributions paid to limited partners                    (423,500)             (21,000)                    -
                                                             ----------            ---------             --------
        Net Cash Used by Financing Activities                 (423,500)             (21,000)                    -
                                                             ----------            ---------             --------


        Net Increase (Decrease) in Cash and
           Temporary Investments                               (155,307)            160,566               115,465


Cash and Temporary Investments:
    Beginning of year                                          614,405              453,839               338,374
                                                              --------             --------              --------


        End of Year                                           $459,098             $614,405              $453,839
                                                              ========             ========              ========



    The accompanying notes are an integral part of these financial statements




                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)


                                                                           Years Ended September 30:

                                                                1997                 1996                  1995
                                                             ----------          -----------            -------

Reconciliation of Net Income (Loss) to Net Cash
  Provided by Operating Activities:
    Net income (loss)                                         $213,399             $101,430             $  31,089
                                                              --------             --------             ---------

    Adjustments to reconcile net income  (loss)
      to net cash  provided  (used) by
      operating activities:
        Depreciation and amortization                           90,581               91,815                97,047
        Loss (gain) on sale of property                            331                  (20)                    -
        (Increase) decrease in accounts receivable              (8,614)               8,462                (2,144)
        (Increase) decrease in prepaid expenses                 12,645                5,641                (1,276)
        Increase in other assets                                (7,143)              (3,675)                    -
        Increase in accounts payable and accrued
            liabilities                                          7,658               14,936                19,599
        Increase (decrease) in due to related parties            1,995                  (59)                  124
                                                             ---------            ----------           ----------


            Total Adjustments                                   97,453              117,100               113,350
                                                              --------             --------              --------


            Net Cash Provided by
              Operating Activities:                           $310,852             $218,530              $144,439
                                                              ========             ========              ========



    The accompanying notes are an integral part of these financial statements

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE PARTNERSHIP

Super 8 Motels II, Ltd., is a limited partnership organized under California law on May 7, 1979, to acquire and operate motel properties in Santa Rosa and Ontario, California. The Santa Rosa Motel was opened in November, 1980, and the Ontario Motel was opened in May, 1981. The Ontario Motel property was sold in February, 1990. The Partnership grants credit to customers, substantially all of which are local businesses in Santa Rosa.

The Managing General Partner of the Partnership is Grotewohl Management Services, Inc., the sole shareholder and officer of which is Philip B. Grotewohl. The Associate General Partner of the Partnership is Robert J. Dana.

The net income or net loss of the Partnership is allocated 1% to the General Partners and 99% to the Limited Partners. Net income and distributions per partnership unit are based upon 7,000 units outstanding. All partnership units are owned by the Limited Partners.

The Partnership agreement requires that the Partnership maintain reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of adjusted capital contributions ($174,716 at September 30, 1997). As of September 30, 1997, the Partnership had a combined balance in cash and temporary investments of $459,098.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership. Since the Partnership has a fiscal year-end other than the majority of the partners, the Partnership is required annually to make a payment to the Internal Revenue Service based on the prior year's income.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:


          Description                       Methods                Useful Lives
  --------------------------       --------------------------      ------------
  Capital improvements             200% declining balance            7-20 years
                                     and straight-line

  Buildings                        150% declining balance           10-25 years
                                     and straight-line

  Furniture and equipment          200% declining balance             5-7 years
                                     and straight-line

Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the life of assets are capitalized.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of September 30, 1997 and 1996 consist of the following:

                                                         1997          1996
                                                       --------      --------

      Cash in bank, non-interest bearing               $ 22,173      $ 35,070
      Money market accounts                             336,925       479,335
      Certificates of deposit                           100,000       100,000
                                                      ---------      --------

         Total Cash and Temporary Investments          $459,098      $614,405
                                                       ========      ========


Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments with original maturities of six months or less to be cash equivalents for purposes of the statement of cash flows.


NOTE 4 - RELATED PARTY TRANSACTIONS

Franchise Fees
Super 8 Motels, Inc., now a wholly-owned subsidiary of Hospitality Franchise Systems, Inc., is franchisor of all Super 8 Motels. The Partnership pays to the franchisor monthly fees equal to 4% of the gross room revenues of the motel and contributes an additional 1% of its gross room revenues to an advertising fund administered by the franchisor. In return the franchisor provides the right to use the name "Super 8," a national institutional advertising program, an advance room reservation system, and inspection services. These costs ($49,785 in 1997, $42,812 in 1996 and $41,466 in 1995) are included in motel operations expense in the accompanying statements of operations. The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise agreement with Brown & Grotewohl, a California general partnership, of which Grotewohl Management Services, Inc., (see Note 1) is a 50% owner. Under the sub-franchise agreement, Brown & Grotewohl earned 40% of the above franchise fees, which amounted to $19,914, $17,125 and $16,587 in 1997, 1996 and 1995,
respectively.

Property Management Fees
The General Partners or their affiliates handle the management of the motel property of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations, as defined in the Partnership agreement, not including income from the sale, exchange or refinancing of such properties. This fee is payable only out of the cash available for distribution of the Partnership, defined as the total cash receipts from Partnership operations during a given period of time less cash used during the same period to pay debt service, capital improvements and replacements, operating expenses and reserves. It is subordinated to prior receipt by the Limited Partners of a cumulative 10% per annum pre-tax return on their adjusted capital contributions for each year of the Partnership's existence. At September 30, 1997 the Limited Partners had not received the 10% cumulative return, and as no property management fees are payable, they are not reflected in these financial statements. Management believes it is not likely that these fees will become payable in the future.

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

Subordinated Partnership Management Fees
During the Partnership's operational stage, the General Partners are to receive 9% of cash available for distribution for Partnership management services, along with an additional 1% of cash available for distribution on account of their interest in the income and losses, subordinated, however, to receipt by the Limited Partners of a cumulative 10% per annum pre-tax return on their adjusted capital contributions and to payment of the property management fees referred to above. Since the Limited Partners had not received the 10% cumulative return and the property management fees had not been paid, no partnership management fees are presently payable and therefore are not reflected in these financial statements. Management expects these fees will never be paid. This fee is payable only from cash funds provided from operations of the Partnership, and may not be paid from the proceeds of sale or refinancing.

Subordinated Incentive Distributions
Under the terms of the Partnership agreement, the net proceeds of the sale of any of the Partnership's motel properties and of any financing or refinancing of any of the Partnership's motel properties, to the extent that such proceeds are not to be reinvested in the acquisition of additional properties, shall promptly be distributed to the General Partners and Limited Partners. Until the Limited Partners have received distributions from all sources equal to their capital contributions plus a cumulative 10% per annum pre-tax return on their adjusted capital contributions, all of such proceeds shall be distributed to the Limited Partners. Thereafter, 15% of the remainder of such proceeds shall be distributed to the General Partners as cash incentive distributions and the balance shall be distributed to the Limited Partners.

Administrative Expenses Shared by the Partnership and its Affiliates
There are certain administrative expenses allocated between the Partnership and affiliated Super 8 partnerships. These expenses, which are allocated based on usage, are telephone, data processing, rent of the administrative office, and administrative salaries. The administrative expenses allocated to the Partnership were approximately $112,000 in 1997, $113,000 in 1996 and $110,000 in 1995 and are included in motel operations expenses and general and administrative expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the sole shareholder of Grotewohl Management Services, Inc., a General Partner of the Partnership.


NOTE 5 - LEASE COMMITMENT

The Partnership has a long-term operating lease commitment on approximately three acres of land in Santa Rosa, California, the site of the Santa Rosa motel. The term of the lease runs through August 31, 2015, with an option to extend the lease for three consecutive periods of five years each. The base monthly rent is subject to adjustment at three year intervals to reflect changes in the Consumer Price Index. The Partnership will pay all property taxes, assessments and utilities. Rent expenses for the fiscal years ending September 30, 1997, 1996 and 1995 were $102,033, $101,354 and $101,679, respectively.

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 5 - LEASE COMMITMENT (Continued)

The future lease commitment at September 30, 1997, using the minimum monthly amounts, is as follows:

        Years Ending
        September 30:                           Amount
        -------------                           ------
            1998                                $100,778
            1999                                 100,778
            2000                                 100,778
            2001                                 100,778
            2002                                 100,778
         2003-2007                               503,888
         2008-2012                               503,888
         2013-2015                               293,935
                                             -----------
         Total                                $1,805,601
                                              ==========


NOTE 6 - MOTEL OPERATING EXPENSES

The following table summarizes the major components of motel operating expenses for the years ended September 30, 1997, 1996 and 1995.

                                                       1997             1996              1995
                                                    ----------       ----------        -------

 Salaries and related costs                           $211,215         $189,103          $191,794
 Rent                                                   94,025           93,395            94,016
 Franchise and advertising fees                         49,785           42,812            41,466
 Utilities                                              71,893           74,632            73,824
 Allocated costs, mainly indirect salaries              90,713           92,355            89,327
 Repairs and minor renovations                          17,928           20,987            33,863
 Other operating expenses                              149,118          149,235           163,777
                                                      --------         --------          --------

 Total Motel Operating Expenses                       $684,677         $662,519          $688,067
                                                      ========         ========          ========



NOTE 7 - PROPERTY AND EQUIPMENT

The following is a summary of the accumulated depreciation and amortization of property and equipment:

                                                   1997              1996
                                               -----------        -------

      Capital improvements                     $    34,947       $    34,075
      Building                                   1,353,486         1,292,582
      Furniture and equipment                      445,645           432,670
                                               -----------        ----------

Accumulated depreciation and amortization       $1,834,078        $1,759,327
                                                ----------        ==========

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 8 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in six commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total insured and uninsured cash balances (not reduced by outstanding checks) as of September 30, 1997 follows:

      Total cash in all California banks                  $469,982
      Portion insured by FDIC                             (329,181)
                                                          --------
              Uninsured cash balances                     $140,801
                                                           =======

NOTE 9 - SUBSEQUENT EVENTS

On October 27, 1997 a complaint was filed in the United States District Court by Grotewohl Management Services, Inc. (a general partner of the Partnership) naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen B. Enquist. The complaint pertains to tender offers directed by certain of the defendants to limited partners of the Partnerships, and to indications of interest made by certain of the defendants in purchasing the property of the Partnership. The complaint alleges that the defendants violated certain provisions of the Security and Exchange Act of 1934 and seeks injunctive and declarative relief. Defendants have yet to respond to the complaint.

On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against Philip B. Grotewohl, Grotewohl Management Services, Inc., Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants, and the Partnership, along with four other partnerships of which have common general partners, as nominal defendants. The complaint pertains to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law. The complaint requests the follow relief: a declaration that the action is a proper derivative action; an order requiring the defendants to discharge their fiduciary duties to the Partnerships and to enjoin them from breaching their fiduciary duties; return of certain profits; appointment of a receiver; and an award for damages in an amount to be determined. The defendants and nominal defendants have recently been served and are formulating their response to the complaint.


                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                                  Balance Sheet
                      March 31, 1998 and September 30, 1997

                                                            3/31/98                9/30/97
                                                       -------------------   --------------------

                                     ASSETS

   Cash and temporary investments                    $            292,672  $             459,098
   Accounts receivable                                             11,995                 17,937
   Prepaid expenses                                                 3,450                  9,017
                                                       -------------------   --------------------
    Total current assets                                          308,117                486,052
                                                       -------------------   --------------------

Property and Equipment:
   Capital improvements                                            34,947                 34,947
   Buildings                                                    1,845,878              1,845,878
   Furniture and equipment                                        526,802                524,159
                                                       -------------------   --------------------
                                                                2,407,627              2,404,984
   Accumulated depreciation                                   (1,874,449)            (1,834,078)
                                                       -------------------   --------------------

    Property and equipment, net                                   533,178                570,906
                                                       -------------------   --------------------

Other Assets:                                                      10,818                 10,818
                                                       -------------------   --------------------

    Total Assets                                     $            852,113  $           1,067,776
                                                       ===================   ====================

                        LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
   Accounts payable and accrued liabilities          $            145,086  $             108,806
                                                       -------------------   --------------------
    Total current liabilities                                     145,086                108,806
                                                       -------------------   --------------------

    Total liabilities                                             145,086                108,806
                                                       -------------------   --------------------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                                48,024                 49,493
   Limited Partners                                               659,003                909,477
                                                       -------------------   --------------------
    Total partners' equity                                        707,027                958,970
                                                       -------------------   --------------------

Total Liabilities and Partners' Equity               $            852,113  $           1,067,776
                                                      ===================   ====================

                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.


                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                             Statement of Operations
        For the Three Months and Six Months Ended March 31, 1998 and 1997

                                                       Three                 Six                Three                 Six
                                                       Months              Months              Months                Months
                                                       Ended                Ended               Ended                Ended
                                                      3/31/98              3/31/98             3/31/97              3/31/97
                                                -----------------   ------------------  ------------------   ------------------

Income:
    Guest room                                $          178,484  $           379,417 $           190,620  $           395,483
    Telephone and vending                                  3,025                6,268               3,312                7,552
    Interest                                               2,888                6,797               4,551               10,051
    Other                                                    698                1,190                 606                1,130
                                                -----------------   ------------------  ------------------   ------------------
     Total Income                                        185,095              393,672             199,089              414,216
                                                -----------------   ------------------  ------------------   ------------------

Expenses:
    Motel operating expenses (Note 2)                    176,430              368,172             159,019              317,542
    General and administrative                            96,277              129,149               8,685               34,874
    Depreciation and amortization                         21,713               43,294              22,498               44,654
                                                -----------------   ------------------  ------------------   ------------------
     Total Expenses                                      294,420              540,615             190,202              397,070
                                                -----------------   ------------------  ------------------   ------------------

    Net Income (Loss)                         $        (109,325)  $         (146,943) $             8,887  $            17,146
                                                =================   ==================  ==================   ==================

Net Income (Loss) Allocable
 to General Partners                                    ($1,093)             ($1,469)                 $89                 $171
                                                =================   ==================  ==================   ==================

Net Income (Loss) Allocable
 to Limited Partners                                  ($108,232)           ($145,474)              $8,798              $16,975
                                                =================   ==================  ==================   ==================

Net Income (Loss)
 per Partnership Unit                                   ($15.46)             ($20.78)               $1.26                $2.43
                                                =================   ==================  ==================   ==================

Distribution to Limited Partners
 per Partnership Unit                                      $7.50               $15.00              $45.00               $48.00
                                                =================   ==================  ==================   ==================




                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.
                                      F-13

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                          Statement of Partners' Equity
                For the Six Months Ended March 31, 1998 and 1997

                                              3/31/98             3/31/97
                                          -----------------   ----------------
General Partners:

  Balance, beginning of year            $           49,493  $          47,359
    Net income (loss)                              (1,469)                171
                                          -----------------   ----------------
      Balance, End of period                        48,024             47,530
                                          -----------------   ----------------


Limited Partners:
  Balance, beginning of year                       909,477          1,121,712
    Net income (loss)                            (145,474)             16,975
    Distributions to Limited Partners            (105,000)          (336,000)
                                          -----------------   ----------------
      Balance, End of Period                       659,003            802,687
                                          -----------------   ----------------

      Total Partners' Equity            $          707,027  $         850,217
                                          =================   ================



                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.
                                      F-14


                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                             Statement of Cash Flows
                For the Six Months Ended March 31, 1998 and 1997

                                                                                                3/31/98             3/31/97
                                                                                            -----------------   ----------------
Cash Flows from Operating Activities:
   Received from motel revenues                                                           $          392,802  $         396,925
   Expended for motel operations and
      general and administrative expenses                                                          (454,649)          (364,391)
   Interest received                                                                                   6,812              9,894
                                                                                            -----------------   ----------------
      Net Cash Provided (Used) by Operating Activities                                              (55,035)             42,428
                                                                                            -----------------   ----------------

Cash Flows from Investing Activities:
   Purchases of property and equipment                                                               (6,391)           (14,695)
   Proceeds from sale of land                                                                            -                  500
                                                                                            -----------------   ----------------
      Net Cash Provided (Used) by Investing Activities                                               (6,391)           (14,195)
                                                                                            -----------------   ----------------

Cash Flows from Financing Activities:
   Distributions to limited partners                                                               (105,000)          (336,000)
                                                                                            -----------------   ----------------
      Net Cash Provided (Used) by Financing Activities                                             (105,000)          (336,000)
                                                                                            -----------------   ----------------

       Net Increase (Decrease) in Cash and Temporary Investments                                   (166,426)          (307,767)

Cash and Temporary Investments:
       Beginning of period                                                                           459,098            614,405
                                                                                            -----------------   ----------------

       End of period                                                                      $          292,672  $         306,638
                                                                                            =================   ================

Reconciliation of Net Income (Loss) to Net Cash Provided (Used) by
   Operating Activities:

   Net Income (Loss)                                                                      $        (146,943)  $          17,146
                                                                                            -----------------   ----------------
        Adjustments  to  reconcile  net  income  to net cash  used by  operating activities:
        Depreciation and amortization                                                                 43,294             44,654
        (Gain) loss on disposition of property and equipment                                             825                331
        (Increase) decrease in accounts receivable                                                     5,942            (7,397)
        (Increase) decrease in prepaid expenses                                                        5,567             16,606
        (Increase) decrease in other assets                                                               -             (7,143)
        Increase (decrease) in accounts payable                                                       36,280           (21,769)
                                                                                            -----------------   ----------------
           Total Adjustments                                                                          91,908             25,282
                                                                                            -----------------   ----------------

          Net Cash Provided (Used) by Operating Activities                                $         (55,035)  $          42,428
                                                                                            =================   ================


                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                             SUPER 8 MOTELS II, LTD.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                For the Six Months Ended March 31, 1998 and 1997

Note 1:

     The attached interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of Management, necessary to a fair statement of the results for the period presented.

     Users of these interim financial statements should refer to the audited financial statements for the year ended September 30, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.

     In accordance with the partnership agreement, the following information is presented related to fees paid to the General Partners or affiliates for the period.


          Franchise Fees                                $             7,594

          Upon the sale of the Ontario Motel property in February, 1990, management felt that the payment of the property management fees and partnership management fees became remote. Therefore, no property management fees or partnership management fees have been accrued.

Note 2:

     The following table summarizes the major components of motel operating expenses for the periods Reported:

                                                            Three              Six               Three                Six
                                                           Months             Months             Months             Months
                                                            Ended             Ended              Ended               Ended
                                                           3/31/98           3/31/98            3/31/97             3/31/97
                                                       ----------------   ---------------   -----------------   ----------------

Salaries and related costs                           $          54,698  $        110,413  $           48,218  $          96,968
Rent                                                            25,194            50,388              23,349             46,713
Franchise and advertising fees                                   8,924            18,985               9,536             19,793
Utilities                                                       17,549            35,018              16,056             32,719
Allocated costs,
 Mainly indirect salaries                                       24,881            51,718              22,055             46,602
Replacements and renovations                                     5,260            16,371               1,538              5,278
Other operating expenses                                        39,924            85,279              38,267             69,469
                                                       ----------------   ---------------   -----------------   ----------------

Total motel operating expenses                       $         176,430  $        368,172  $          159,019  $         317,542
                                                       ================   ===============   =================   ================

     The following additional material contingencies are required to be restated in interim reports under Federal securities law: None.

                                                               APPENDIX 1



                                                       REVISED PRELIMINARY COPY


                            SUPER 8 MOTELS II, LTD.,
                        a California limited partnership

                             _____________________


                  Notice of Proposed Action By Written Consent


TO THE LIMITED PARTNERS OF
SUPER 8 MOTELS II, LTD.:

The Limited Partners of SUPER 8 MOTELS II, LTD., a California limited partnership (the "Partnership"), are being asked by the Partnership and the Managing General Partner to consider and approve by written consent the proposed sale of substantially all of the Partnership's assets.

The Limited Partners of the Partnership are entitled to vote on the proposal by completing, executing and returning to the Partnership the enclosed form of Action by Written Consent of Limited Partners.

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED POSTPAID CONSENT CARD AND RETURN IT PROMPTLY. ONLY CONSENTS RECEIVED ON OR BEFORE JULY ____, 1998 (UNLESS EXTENDED BY THE MANAGING GENERAL PARTNER PURSUANT TO NOTICE MAILED TO THE LIMITED PARTNERS) WILL BE COUNTED TO DETERMINE WHETHER THE PROPOSAL IS APPROVED.



June ___, 1998



Grotewohl Management Services, Inc.,
a California corporation,
Managing General Partner

                                                              APPENDIX 2


                                                        REVISED PRELIMINARY COPY




                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

                            SUPER 8 MOTELS II, LTD.,
                        a California limited partnership
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183


THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE MANAGING GENERAL PARTNER.

The undersigned votes all the units of limited partnership interest of Super 8 Motels II, Ltd., a California limited partnership, of record by him, her or it as follows:

                  PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE
                  PARTNERSHIP'S   ASSETS,   as  described  in  the   Information
                  Statement dated June ___, 1998. Please mark one of the following:

                           FOR   [  ]       AGAINST   [  ]    ABSTAIN   [  ]

This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner.

IF NO DIRECTION IS MADE, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL SET FORTH ABOVE.

Please sign exactly as name appears below:       When Units are held by joint
                                                 tenants, both should sign.
                                                 When signing as attorney,
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such.  If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 president or other authorized
                                                 office. If a  partnership,
                                                 please sign in partnership name
                                                 by authorized person.

DATED:             , 1998                        ______________________________
                                                 Signature

                                                 ______________________________
                                                 Additional signature, if held
                                                 jointly
PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD.